Exhibit 99.1
HealthFitness Announces 2008 Second Quarter Results
Highlights
•	Total revenue increased 11 percent

•	Health management segment revenue grew 28 percent

•	Health management segment revenue represented 44 percent of total revenue, compared to 38 percent of total revenue a year ago

•	Gross margin rose to 29.4 percent from 28 percent

•	Company completed share repurchase plan
Minneapolis (August 4, 2008) — Health Fitness Corporation (OTC BB: HFIT), a leading provider of integrated employee health and productivity management solutions, today announced financial results for the second quarter ended June 30, 2008.
For the second quarter, revenue increased 10.8 percent to $18.8 million, from $17.0 million for the same period in 2007. Gross profit during the quarter rose to $5.5 million, from $4.8 million during the prior-year period. Operating income totaled $0.64 million for the quarter compared to $0.38 million for the same period in 2007. Net earnings were $0.36 million, or $0.02 per diluted share, versus $0.17 million, or $0.01 per diluted share, in the prior-year period.
“For the third quarter in a row, we reported double-digit revenue gains. We are also pleased with the improvement in gross margins during the second quarter. While revenue from our fitness management segment was essentially flat, we were able to replace the revenue lost from contract cancellations that occurred during the first six months of 2007. Our health management segment continued to experience double-digit growth, with the second quarter resulting in new customer commitments and expansion of existing customers,” said Gregg Lehman, Ph.D., president and chief executive officer. “At the same time, we have not been immune from the challenging economy, which has lengthened sales cycles and delayed some customer commitments.”
Operating expenses as a percent of revenue were 26 percent, essentially even with the same period last year. The company anticipates that operating expenses, as a percent of revenue, will decline as it achieves additional revenue growth and productivity enhancements.
Second Quarter Commitments and RFPs
During the quarter, the company secured two new health management commitments, up-sold health management services to two fitness management customers and expanded services for four fitness management customers, all of which may realize annualized revenue of $2.4 million. This total annualized revenue will be partially offset by a potential annualized revenue loss of $0.2 million from fitness management contract cancellations. Additionally, during the 2008 second quarter, the company received 25 new RFPs for health management services and three new RFPs for fitness management services.
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Lehman added, “To counteract longer customer evaluation periods, we are refining our health management sales approach to focus on our unique value proposition and ability to reduce costs during the first year of a customer engagement. For the interim, I have taken a more direct managerial role within our sales organization to oversee this important work and to ensure that we are maximizing our sales opportunities. We believe that by focusing on lowering employers’ direct and indirect health care costs, coupled with a solution-based sales approach, we can better cultivate existing and upcoming RFPs and grow the number of customer commitments.”
2008 First-Half Results
For the six months ended June 30, 2008, revenue increased 12 percent to $37.5 million, from $33.6 million for the same period last year. Gross profit increased 13.7 percent to $10.9 million from $9.6 million for the prior-year period.
Operating income was $1.2 million for the six months ended June 30, 2008, compared to $1.3 million during the prior-year period, reflecting infrastructure investments the company has made to address future business growth. Net earnings applicable to common shareholders totaled $0.7 million, flat with the prior-year period. Net earnings per diluted share totaled $0.03 compared to $0.03 for the same period last year.
For the six months ended June 30, 2008, the company received a total of 11 health management commitments, up-sold health management services to two fitness management customers and expanded services for four fitness management customers, all of which may realize annualized revenue of $4.4 million. This total annualized revenue will be partially offset by a potential annualized revenue loss of $0.6 million from fitness management contract cancellations.
Lehman concluded, “For the first six months of 2008, we have received a total of 51 health management and 16 fitness management RFPs, which is comparable to the number we received halfway through 2007. Despite the challenging economy, a number of these RFPs have developed into an active sales pipeline that includes an above-average number of potential opportunities. As we enter the last half of 2008, we are confident in the strength of our service offerings, our ability to secure new customer commitments and the continued growth of our health management segment, which drives the opportunity to improve operating margins.”
Balance Sheet
The company ended the second quarter of 2008 with $0.2 million in cash, compared to $1.9 million at the end of 2007, the decrease of which reflects the company’s $2.3 million stock repurchase during the second quarter of 2008. Working capital at June 30, 2008 totaled $7.6 million, a decrease of approximately $0.9 million compared to December 31, 2007. At June 30, 2008, the company did not have any long-term debt and stockholders’ equity totaled $25.5 million.
2008 Second Quarter Business Segment Information
Revenue and gross profit information by segment:
Health Management

	(in thousands)
REVENUE	Q2 2008	Q2 2007
Staffing Services	$4,569	$3,921
Program and Consulting Services	3,760	2,609

Total Health Mgt	$8,329	$6,530

GROSS PROFIT	Q2 2008	Q2 2007
Staffing Services	$1,238	$1,010
Program and Consulting Services	1,713	1,522

Total Health Mgt	$2,951	$2,532

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During the 2008 second quarter, health management segment revenue grew 27.5 percent compared to the same period in 2007. Within the segment, staffing services revenue increased 16.5 percent, which is attributable to new customers and the expansion of services to existing customers. Program and consulting services revenue grew 44.1 percent compared to the 2007 second quarter. This increase is driven by new and existing customers and the resulting increase in biometric screening and health coaching and advising services.
Gross margin for the health management segment was 35.4 percent for the quarter, compared to 38.8 percent for the prior-year period. This decrease is due in part to lower pricing for new business won in 2007, and the cost of additional screening and health coaching staff hired in late 2007 to meet forecasted future demand for these services.
Fitness Management

	(in thousands)
REVENUE	Q2 2008	Q2 2007
Staffing Services	$9,837	$9,821
Program and Consulting Services	650	628

Total Fitness Mgt	$10,487	$10,449

GROSS PROFIT	Q2 2008	Q2 2007
Staffing Services	$2,350	$2,002
Program and Consulting Services	236	221

Total Fitness Mgt	$2,586	$2,223

During the 2008 second quarter, fitness management segment revenue was essentially flat with the same period last year, which reflects the company’s success in replacing revenue lost from 2007 contract cancellations.
Gross margin for the fitness management segment increased to 24.7 percent, from 21.3 percent during the prior-year period, which is primarily due to higher margins on new staffing services business and improved margins for personal training services.
Share Repurchase Plan
On May 27, 2008, the company completed its share repurchase plan. Under this plan, the company repurchased 1.14 million shares of its common stock on the open market in accordance with Securities and Exchange Commission Rule 10b-18 and other pertinent rules and regulations. Share repurchases were funded by the company’s available working capital.
Conference Call
Health Fitness Corporation will host a conference call today, August 4, 2008, at 4 p.m. Central (2 p.m. Pacific; 5 p.m. Eastern). Participating in the call will be Gregg Lehman, Ph.D., president and chief executive officer, and Wes Winnekins, chief financial officer. To listen to the call from the U.S., dial 1-888-258-7584; internationally, dial 1-706-902-1477. To access the call, enter ID number 57406618. A replay of the call will be available until Monday, August 18, 2008, 11 p.m. EST. To access the replay from the U.S., dial 1-800-642-1687 and enter ID number 57406618, from outside the U.S., dial 1-706-645-9291 and enter ID number 57406618. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the company’s Web site at www.hfit.com, where the call will be archived for 30 days.
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About HealthFitness
HealthFitness is a leading provider of employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, HealthFitness partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. HealthFitness serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. HealthFitness provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. HealthFitness employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on HealthFitness, visit www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, management’s belief that operating expenses, as a percent of revenue, will decline as the company focuses on revenue growth and productivity enhancements; management’s belief that by focusing on lowering employer’s direct and indirect health care costs, coupled with a solution-based sales approach, the company can better cultivate existing and upcoming RFPs and grow the number of customer commitments; management’s belief that economic conditions are causing some companies to lengthen their evaluation periods; and management’s belief that the company, despite a challenging economy, is confident in the strength of its service offerings, its ability to secure new customer commitments and its opportunity to improve operating margins, are forward-looking statements. In addition, the estimated annualized revenue value of our new and lost customers is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in 2008 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue we may lose in the future due to customer termination. Furthermore, there can be no assurance that any RFPs we receive will develop into customer commitments. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations and other clients, the level of demand for our services, customer acceptance of higher service pricing, our inability to successfully cross-sell health management services to our fitness management clients, our inability to successfully obtain new business opportunities, our failure to have sufficient resources to make investments, our ability to make investments and implement strategies successfully, our ability to limit and manage expenses, continued delays in obtaining new commitments and implementing services, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2007 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
Financial tables follow...

CONTACTS Wes Winnekins, CFO Health Fitness Corporation (952) 897-5275	David Heinsch Padilla Speer Beardsley (612) 455-1768
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HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
JUNE 30, 2008 AND DECEMBER 31, 2007

	June 30,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS
Cash	$201,722	$1,946,028
Trade and other accounts receivable, less allowances of $242,800 and $243,300	13,570,650	14,686,879
Inventory	589,784	569,458
Prepaid expenses and other	473,885	226,891
Deferred tax assets	406,367	406,367

Total current assets	15,242,408	17,835,623

PROPERTY AND EQUIPMENT, net	1,313,692	1,400,570

OTHER ASSETS
Goodwill	14,546,250	14,546,250
Software, less accumulated amortization of $1,033,100 and $795,100	1,805,649	1,734,920
Trademark, less accumulated amortization of $395,100 and $345,500	97,936	147,561
Other intangible assets, less accumulated amortization of $277,700 and $241,700	251,417	287,334
Other	1,401	9,807

	$33,258,753	$35,962,065

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade accounts payable	$1,012,088	$2,121,154
Accrued salaries, wages, and payroll taxes	3,876,816	4,011,580
Other accrued liabilities	521,904	1,187,045
Accrued self funded insurance	289,357	333,724
Line of credit	640,068	—
Deferred revenue	1,299,483	1,722,254

Total current liabilities	7,639,716	9,375,757

DEFERRED TAX LIABILITY	108,623	108,623

LONG-TERM OBLIGATIONS	—	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 50,000,000 shares authorized; 19,221,576 and 19,928,590 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	192,216	199,285
Additional paid-in capital	27,703,966	29,350,211
Accumulated comprehensive loss from foreign currency translation	(57,782)	(56,413)
Accumulated deficit	(2,327,986)	(3,015,398)

	25,510,414	26,477,685

	$33,258,753	$35,962,065

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HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

REVENUE	$18,815,458	$16,979,167	$37,518,125	$33,569,200

COSTS OF REVENUE	13,278,965	12,223,734	26,639,367	24,003,873

GROSS PROFIT	5,536,493	4,755,433	10,878,758	9,565,327

OPERATING EXPENSES
Salaries	3,026,310	2,645,073	5,998,687	5,043,875
Other selling, general and administrative	1,832,102	1,691,109	3,595,767	3,173,634
Amortization of acquired intangible assets	42,770	42,770	85,540	85,540

Total operating expenses	4,901,182	4,378,952	9,679,994	8,303,049

OPERATING INCOME	635,311	376,481	1,198,764	1,262,278

OTHER INCOME (EXPENSE)
Interest expense	(3,208)	(4,591)	(4,131)	(6,690)
Other, net	(1,211)	4,090	1,074	2,576

EARNINGS BEFORE INCOME TAXES	630,892	375,980	1,195,707	1,258,164

INCOME TAX EXPENSE	268,192	202,976	508,295	573,493

NET EARNINGS	$362,700	$173,004	$687,412	$684,671

NET EARNINGS PER SHARE:
Basic	$0.02	$0.01	$0.03	$0.04
Diluted	0.02	0.01	0.03	0.03

WEIGHTED AVERAGE COMMON SHARES:
Basic	19,727,954	19,702,693	19,906,247	19,508,107
Diluted	19,984,737	20,558,007	20,281,772	20,415,501
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